EXHIBIT 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD THIRD QUARTER 2005 RESULTS
- Same-Store Sales Increased 37% -
- Net Income Improved 33% — Earnings Per Diluted Share of $0.74 -
- Fiscal 2005 Guidance Raised to a Range of $1.82 to $1.87 -

CLEARWATER, FL — July 21, 2005 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record revenue and earnings for the third quarter of fiscal 2005.

For the quarter ended June 30, 2005, revenue increased 39.3% to $306.1 million from $219.7 million for the comparable quarter last year. Same-store sales increased 37.0%, or $80.9 million, versus an 11.0% increase in same-store sales for the comparable quarter last year. Net income improved 33.0% to $13.8 million, or $0.74 per diluted share, from net income of $10.4 million, or $0.61 per diluted share, for the comparable quarter last year.

For the nine-month period ended June 30, 2005, revenue grew 24.2% to $718.7 million compared with $578.7 million for the comparable period in fiscal 2004. Same-store sales increased 22.5% on top of a 25.3% increase in the year ago period. Net income increased 29.5% to $23.7 million, or $1.33 per diluted share, from net income of $18.3 million, or $1.10 per diluted share, for the nine months ended June 30, 2004.

William H. McGill, Jr., Chairman, Chief Executive Officer, and President stated, “We are pleased to announce another quarter of record results. This quarter marks the 10th consecutive quarter of solid same-store sales growth. Our performance demonstrates that we have the right strategies and team in place to capitalize on improved industry fundamentals. Our team’s execution of our full-service approach to satisfying our customers continues to set us apart from the rest of the industry.”

Mr. McGill concluded, “The MarineMax brand, offering an unmatched product line, our industry leading team, and one stop approach continues to enable us to differentiate ourselves in the eyes of boating enthusiasts. While the industry is generally doing better than it was a few years ago, we are fairly certain that our internal growth, which is primarily unit driven, is greatly outpacing our competitors. Our balance sheet continues to gain formidable strength, supporting us in achieving our growth strategies. We are pleased with our solid inventory position which allows us to capitalize on improving industry trends. Over time these competitive advantages, along with our strategies and team, should enable us to continue growth and market share gains for MarineMax and increased returns for our stockholders.”

Based on current business conditions, retail trends and other factors, MarineMax is raising its guidance for fiscal 2005 from the range of $1.75 to $1.80 per diluted share to the range of $1.82 to $1.87 per diluted share. Beginning in fiscal 2006 the Company will be expensing stock options as currently required by Statement of Financial Accounting Standards No. 123R Share-Based Payment (SFAS 123R). For fiscal 2006, before the impact of SFAS 123R, the Company expects earnings per diluted share to be in the range of $2.05 to $2.10. Given the Company’s current option structure and interpretations of SFAS 123R, the Company estimates the impact of expensing stock options to be approximately $0.10 per diluted share on an annual basis. As such, the post stock-option expense guidance range for fiscal 2006 is $1.95 to $2.00 per diluted share. The Company’s 2006 guidance assumes same-store sales growth in the high single digits. The Company’s guidance excludes the impact from any potential material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, and the Ferretti Group (including Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram), the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 71 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our competitive position in the boating market; the success of our strategies; our ability to capitalize on improving industry trends; our ability to continue long-term growth; achieve market share gains and increase stockholder value; and our earnings guidance for fiscal 2005. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)
MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue	$306,141	$219,729	$718,713	$578,706
Cost of sales	235,475	164,691	548,906	443,413

Gross profit	70,666	55,038	169,807	135,293
Selling, general, and administrative expenses	45,903	36,602	123,964	100,886

Income from operations	24,763	18,436	45,843	34,407
Interest expense	2,267	1,706	7,355	4,865

Income before income tax provision	22,496	16,730	38,488	29,542
Income tax provision	8,661	6,324	14,818	11,257

Net income	$13,835	$10,406	$23,670	$18,285

Basic net income per common share:	$0.79	$0.66	$1.43	$1.18

Diluted net income per common share:	$0.74	$0.61	$1.33	$1.10

Weighted average number of common shares used in computing net income per common share:
Basic	17,438,739	15,658,896	16,571,563	15,540,765

Diluted	18,633,251	16,937,505	17,806,010	16,648,441

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	June 30, 2005	June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,761	$15,383
Accounts receivable, net	40,204	26,549
Inventories, net	297,867	257,007
Prepaid expenses and other current assets	7,472	5,849
Deferred tax assets	4,548	1,912

Total current assets	371,852	306,700
Property and equipment, net	95,018	84,666
Goodwill and other intangible assets, net	56,172	55,859
Other long-term assets	260	818

Total assets	$523,302	$448,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$56,054	$42,911
Customer deposits	19,996	16,213
Accrued expenses	23,263	18,015
Short-term borrowings	114,500	154,500
Current maturities of long-term debt	3,548	2,425

Total current liabilities	217,361	234,064
Deferred tax liabilities	10,525	7,907
Long-term debt, net of current maturities	24,173	18,164

Total liabilities	252,059	260,135
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at June 30, 2005 and 2004	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 17,575,155 and 15,732,741 shares issued and outstanding at June 30, 2005 and 2004, respectively	18	16
Additional paid-in capital	123,660	68,807
Deferred stock compensation	(2,585)	—
Retained earnings	150,768	119,085
Treasury Stock, at cost, 30,000 shares held at June 30, 2005	(618)	—

Total stockholders’ equity	271,243	187,908

Total liabilities and stockholders’ equity	$523,302	$448,043

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